SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 30, 2006
REMOTE DYNAMICS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-26140	51-0352879

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1155 Kas Drive, Suite 100, Richardson, Texas 75081
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 301-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Departure of Principal Officers and Directors
     On June 30, 2006, Remote Dynamics, Inc. (the “Company”) disclosed that Dennis R. Casey, the Company’s Chief Executive Officer and the Chairman of the Company’s Board of Directors, had resigned from his position as the Company’s Chief Executive Officer and from the Company’s Board of Directors, effective immediately, to devote more time to family matters. In addition, effective June 30, 2006, directors Thomas W. Honeycutt and Gregg J. Pritchard resigned from their positions on the Company’s Board of Directors.
Appointment of Principal Officers and Directors
     Since June 30, 2006, Neil Read, who currently serves as the Company’s Vice President, Chief Financial Officer, Treasurer and Secretary, has assumed the responsibilities formerly performed by the Company’s Chief Executive Officer. Mr. Read will continue to assume these responsibilities on an interim basis until the Company’s Board of Directors appoints a permanent Chief Executive Officer.
     On June 30, 2006, the Company disclosed the appointment by the Company’s Board of Directors of Marshall G. Saffer, age 36, to serve on the Company’s Board of Directors. No family relationship exists between any of the Company’s officers, directors or principal shareholders and Mr. Saffer. Since March of 2006, Mr. Saffer has served as the Senior Manager – Business Development for VITEOS Capital Markets. Previously, Mr. Saffer held senior sales and marketing positions for SS&C Technologies, DST International and Financial Models Company. Mr. Saffer holds a Bachelor of Administration in Psychology from Connecticut College.
     In accordance with the Company’s By-Laws, all of the Company’s executive officers are appointed by the Company’s Board of Directors to serve until their successors are appointed. Mr. Saffer will serve as a director until the next annual meeting of the Company’s shareholders or until his successor is elected and qualified. There are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Saffer has a material interest subject to disclosure under Items 404(a) and 404(b) of Regulation S-B of the Securities Act of 1933, as amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMOTE DYNAMICS, Inc.
/s/ Neil Read
Neil Read
Vice President, Chief Financial Officer, Treasurer and Secretary

Date: July 7, 2006

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